UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 17, 2011

Global Gold Corporation

(Exact name of registrant as specified in its charter)

Delaware	02-69494	13-3025550
(State or other jurisdiction	(Commission	(IRS
of incorporation)	File Number)	Identification No.)

555 Theodore Fremd Avenue, Rye, NY	10580
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (914) 925-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 17, 2011, the Global Gold Corporation issued a press release announcing that an updated NI-43-101 format independent technical report prepared by Behre Dolbear International Limited has been completed for the Toukhmanuk and Getik properties in Armenia and reporting on new discoveries at Toukhmanuk.  The comprehensive report was completed and delivered in connection with the advancement of the Global Gold Consolidated Resources joint venture announced in April 2011.  A full copy of the report is available on the Global Gold website: www.globalgoldcorp.com.  Before relying on any reserve or resource reporting, however, investors should read the “Cautionary Note” terms included below.

Cautionary Note to U.S. Investors -- All mineral reserves have been estimated and disclosed in accordance with the definition standards on mineral resources and mineral reserves of the Republic of Armenia State Natural Resources Agency as provided by the Republic of Armenia's Regulation for Applying Reserves Classification for Gold Deposits or pursuant to other foreign, international, and non-United States standards.

United States reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission "SEC" Industry Guide 7. Armenian, other foreign, international, and Guide 7 standards may not be consistent. The United States Securities and Exchange Commission limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. We use terms such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," or "inferred," which may not be consistent with the reserve definitions established by the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from our website or at www.sec.gov/edgar.shtml. Investors are cautioned not to assume that any part or all of mineral resources will ever be confirmed or converted to Guide 7 compliant "reserves."

Item 9.01 Exhibits

Exhibit No.	Description

99.1
Press release of Global Gold Corporation announcing that an updated NI-43-101 format independent technical report prepared by Behre Dolbear International Limited has been completed for the Toukhmanuk and Getik properties in Armenia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2011	Global Gold Corporation

	By:	/s/ Van Z. Krikorian
	Name:	Van Z. Krikorian
	Title:	Chairman & Chief
Executive Officer